UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported): 11/3/2009

PURESPECTRUM, INC.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 333-148158

Delaware	41-2233202
(State or Other Jurisdiction Of Incorporation or Organization)	(I.R.S. Employer Identification No.)
340 Eisenhower Dr.
Building 600, Suite 610
Savannah, Georgia 31406
(Address of Principal Executive Offices, Including Zip Code)

912-961-4980
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
and
Item 2.01.	Completion of Acquisition or Disposition of Assets.

As previously reported, effective August 4, 2009, PureSpectrum, Inc., then known as International Medical Staffing, Inc. (the “Company”), entered into the Purchase and Sale Agreement and Plan of Reorganization with PureSpectrum, Inc., a Nevada corporation (“PSPM”)(the “C-Reorg Agreement”).  Under the C-Reorg Agreement, the Company and PSPM have agreed, subject to the satisfaction or waiver of the closing conditions set forth in the C-Reorg Agreement, to engage in a transaction whereby PSPM would sell and the Company would purchase all of the assets of PSPM and the Company would assume all of the known liabilities of PSPM.  As part of the transaction, the Company would issue to the security holders of PSPM stock and derivative securities of the Company at a ratio of one share of the Company's common stock for each one share held, or to be held upon the exercise or conversion of the derrivative securities, in PSPM immediately prior to the closing of the transaction, and the Company would amend its certificate of incorporation to (a) change its name to "PureSpectrum, Inc.” and (b) confer on the directors the power to adopt, amend and repeal the bylaws. The transaction was intended to qualify as a tax-free reorganization under Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended.

The C-Reorg Agreement was amended by means of Amendment No. 1, on August 29, 2009, and by means of Amendment No. 2 on November 3, 2009 (the “Closing Amendment”).  Copies of Amendment No. 1 and the Closing Amendment are attached as Exhibits to this report.

On November 3, 2009 (the “Closing Date”), the Company completed the acquisition of all of the assets of PSPM.  As provided and defined in the C-Reorg Agreement, the assets consisted of (i) all of PSPM’s rights, title and interest in and to all of its assets of every kind, nature and description owned by PSPM on the Closing Date, including tangible and intangible property, real and personal property, equipment, intellectual property, goodwill and going concern value, software, cash, phone and facsimile numbers, email addresses, accounts receivable and all other property (including, without limitation, any and all of the foregoing reflected in the Audited Statements and Interim Balance Sheet and all Contracts, Intellectual Property Assets and Inventory) and (ii) all transferable net operating losses, capitalized expenses and research and development costs of PSPM which may benefit the Company.

As of the Closing Date, the Seller owned 3,600,000 of the 5,600,000 shares, or 64.29%, of the outstanding shares of common stock of the Company.  Lee L. Vanatta was a director, President and CEO of both the Company and PSPM, and Gregory J. McLean was the Secretary, Treasurer and Chief Financial Officer of the Company and Vice President and Chief Financial Officer of PSPM.

The assets were acquired by the Company for consideration consisting of (i) the assumption by the Company of the liabilities of PSPM set forth on Schedules A, B, C, 2.3 and 3.2 to the Closing Amendment and (ii) the issuance to the stockholders of PSPM of aproximately 198,105,348 shares of the Company’s common stock, par value $0.0001 per share.

Item 5.02	Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective November 6, 2009, Lee L. Vanatta, the Company’s sole director, (a) resolved, pursuant to Section 3.1 of the Company’s Amended and Restated Bylaws, to fix the number of directors at six and (b) elected David Michael Conner, Bill G. Garlen, Robert E. James, II , Garth W. Kullman and William R. Norton as directors to fill the resulting vacancies.  Messrs. Conners, James, Kullman and Norton have served as directors of PSPM.  Mr. Garlen, age 63, has served since 1995 as the principal shareholder and the Chief Executive Officer of Southern Media Associates, Inc., a Jesup, Georgia-based owner of My South Television network, a privatley-held media company operating several television stations with a broadcast base of over two million viewers.

Item 9.01.	Financial Statements and Exhibits.

(a)           Financial Statement of Business Acquired

The financial statements of PSPM included on pages F-28 through F-59 of the Registration Statement on Form S-4 filed by the Company on September 3, 2009, which became effective on October 9, 2009, are hereby incorporated by reference.

(b)           ProForma Financial Information

The pro-forma financial information included on pages 9-13 of the Registration Statement on Form S-4, filed by the Company on September 3, 2009, which became effective on October 9, 2009, are hereby incorporated by reference.

(d)           Exhibits
2.1	Amendment No. 1 to Purchase and Sale Agreement and Plan of Reorganization
2.2	Amendment No. 2 to Purchase and Sale Agreement and Plan of Reorganization
3.1*	Amended and Restated Bylaws
23.1	Consent of Hancock Askew & Co., LLP

* Filed to reflect the registrant’s new name erroneously not shown in the copy of the Amended and Restated Bylaws filed as Exhibit 3.2 to the Report on Form 8-K, filed on October 4, 2009.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

PureSpectrum, Inc.

Date: November 9, 2009	By:	/S/ Lee L. Vanatta
Name: Lee L. Vanatta
Title: President and CEO